Exhibit 10.1

November 13, 2015

Mr. John J. Shea

290 Wax Myrtle Trail

Southern Shores, NC. 27949

Dear Jack:

On behalf of the Board of Directors (the “Board”) of BioDelivery Sciences International, Inc. (the “Company”), we wish to thank you for your many years of great service on the Board. You have indicated that you will voluntarily resign as a member of the Board effective as of the close of business on December 31, 2015 (the “Retirement”), and by your execution below, this letter agreement will serve as formal notice to the Company of your Retirement. Per your request, this letter serves to memorialize the terms of your compensation in connection with the Retirement.

In connection with your Retirement, you (or, as applicable, your estate) will be entitled to the following, subject to your compliance with the terms of this letter agreement:

(i)	the Company shall provide you with cash compensation for your service as a director through and until December 31, 2015, and as of January 1, 2016, you will no longer be entitled to any cash compensation from the Company;

(ii)	notwithstanding your resignation prior to the completion of your term as a member of the Board, such term ending at the annual meeting of shareholders of the Company anticipated to be held in July of 2016 (the “Annual Meeting”), you shall be entitled to receive, promptly following the Annual Meeting, a grant of Restricted Stock Units of the Company (“RSUs”), stock options and/or other equity awards of the Company, in an amount equal to the grant of RSUs and/or such options or other awards to each respective independent member of the Board who has served for the entire year of such member’s term on the Board, subject to vesting as approved by the Board or its compensation committee; and

(iii)	your Retirement will be deemed to be in “good standing”, meaning that (1) if Company has previously granted you options to purchase shares of common stock of the Company, to the extent that any such options are currently outstanding and exercisable, such options will remain exercisable until their expiration as set forth in the Company’s equity incentive plans and (2) all stock options and RSUs previously granted to you by the Company that remain subject to vesting as of the Retirement (as well as any awards granted in (ii) above) will continue to vest per their previously approved vesting schedules.

Following your receipt of the foregoing, you agree that you shall not be entitled to any further compensation, payments, awards or fees from the Company, other than expense reimbursement in accordance with Company policy. You acknowledge that you do not currently serve and have never served as an employee of the Company.

In consideration of the mutual agreements and covenants herein contain, by your execution of this letter agreement, you (on behalf of your heirs, administrators, executors, successors and assigns) agree that you hereby release, acquit and forever discharge the Company and its affiliates, subsidiaries, employees, agents, attorneys, officers, directors, heirs, successors, assigns and other representatives (collectively, the “Released Parties”) of and from any and all manner of action and money, claims and demands of any kind whatsoever, in law or in equity, which the you ever had, now has, or which you shall or may have, against the Company or any Released Party, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the present date; provided, however, that the claims released hereunder shall not include claims relating solely to the performance of the parties under this letter agreement.

You represent and agree that you will not (except as required by law) disclose information regarding the specific terms of this letter agreement to anyone except your immediate family and your attorneys as reasonably necessary. You also agree that you will keep in strictest confidence and not (except as required by law) disclose, disseminate or use in any manner any non-public, confidential or proprietary information or materials of the Company (regardless of how and when you might have received the same) that you have learned or obtained during your service to the Company or that you may learn after the date hereof.

By executing this letter agreement, you agree that at all times before and after your Retirement, you will, at the Company’s expense, cooperate fully with the Company and its officers, directors, employees, agents and legal counsel in connection with, and during the pendency of, any claim, complaint, charge, suit or action previously or hereafter asserted or filed by or against the Company or any of the Released Parties which relates to, arises out of or is connected directly or indirectly with your service as a director of the Company. Further, the Company or the Company Released Parties, on the one hand, nor you (either directly or indirectly), on the other hand, shall make any communications, whether written, electronic, oral, or otherwise, to any other person or entity, including, but not limited to any publications and any website postings or blogs, which denigrate, defame, damage the reputation of, or otherwise cast aspersions upon each other, or their respective products, services, reputation, business and manner of doing business.

The letter agreement cannot be changed or terminated verbally, and no modification or waiver of any of the provisions of this letter agreement will be effective unless it is in writing and signed by both parties. This letter agreement sets forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein. This letter is intended to be a binding agreement and shall be governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

If the foregoing terms and conditions are acceptable to you, please execute and return to me an executed copy of this letter. This letter may be signed in one or more counterparts, each of which may be an original or facsimile and all of which taken together shall constitute one and the same instrument.

Sincerely,

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
	Name:	Mark A. Sirgo
	Title:	President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ John J. Shea	Date:	November 13, 2015
John J. Shea

cc:	Frank E. O’Donnell, Jr., M.D., Executive Chairman, BioDelivery Sciences International, Inc.